Exhibit 10.1
WAIVER
     This WAIVER, dated March 14, 2008 (this “Waiver”), is entered into by and among DEERFIELD CAPITAL CORP., a Maryland corporation (the “Parent”), DEERFIELD & COMPANY LLC, an Illinois limited liability company (the “Issuer”), TRIARC DEERFIELD HOLDINGS, LLC (“TDH”), as administrative holder under the Note Purchase Agreement referred to below (together with its permitted successors in such capacity, the “Administrative Holder”) and the Required Holders (as defined in the Note Purchase Agreement).
RECITALS:
     WHEREAS, the Issuer, the Parent, the Administrative Holder and each other Holder have entered into that certain Series A Note Purchase Agreement, dated as of December 21, 2007 (as amended, modified or restated prior to the date hereof, the “Note Purchase Agreement”). Capitalized terms used but not defined in this Waiver shall have the meanings that are set forth in the Note Purchase Agreement; and
     WHEREAS, the Parent and certain of its Subsidiaries have sold certain securities prior to the date hereof (the “Sales”) and, as a result of the Sales, the Parent and its Subsidiaries may not be in compliance with Section 5.11 of the Note Purchase Agreement;
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. WAIVER OF SPECIFIED COVENANT
     Effective as of the date hereof, the Required Holders hereby waive any Default or Event of Default arising from the failure of the Parent and its Subsidiaries to comply with Section 5.11 of the Note Purchase Agreement (the “Specified Covenant”) as a result of the Sales.
SECTION 2. MODIFICATION OF SPECIFIED COVENANT
     (a) Notwithstanding anything to the contrary in the Specified Covenant, during the period from the date hereof through and including March 31, 2009 (the “Modification Period”), the Parent and its Subsidiaries shall be deemed to be in compliance with the Specified Covenant if they comply with the following:
     “Unless otherwise agreed to by the Parent’s shareholders, the Parent and the Issuer shall, and shall cause each Subsidiary to (a) not revoke the Parent’s election to be taxed as a REIT under Section 856 of the Code and (b) not allow the Parent to incur liability for material taxes under Section 857(b), 857(f), 860(c) or 4981 of the Code (or any comparable provision of state or local laws). In each case unless otherwise agreed to by the Parent’s shareholders, each of the Parent and the Issuer shall, and shall cause each Subsidiary to, use its reasonable best efforts to (a) take all such actions as are necessary or desirable to maintain the Parent’s qualification to be taxed as a REIT under Section 856 of the Code, (b) not take or omit to take any action which could reasonably be expected, individually or in the aggregate, to result in the loss of the Parent’s qualification as a REIT, (c) not allow the Parent to incur liability for material taxes under Section 856(c)(7) of the Code (or any comparable provision of state or local laws) and (d) allow the Parent to be entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code.”
     (b) At all times following the Modification Period, the Parent and its Subsidiaries shall be deemed to be in compliance with the Specified Covenant only if they comply with the terms of the Specific Covenant as in effect prior to the date hereof.

SECTION 3. MISCELLANEOUS
     3.1 Binding Effect. This Waiver shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Holders.
     3.2 Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     3.3 Reference to Note Purchase Agreement. On and after the date hereof, each reference in the Note Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Note Purchase Agreement, and each reference in the other Note Documents to the “Note Purchase Agreement”, “thereunder”, “thereof” or words of like import referring to the Note Purchase Agreement shall mean and be a reference to the Note Purchase Agreement as amended by this Waiver.
     3.4 Effect on Note Purchase Agreement. Except as specifically amended by this Waiver, the Note Purchase Agreement and the other Note Documents shall remain in full force and effect and are hereby ratified and confirmed.
     3.5 Execution. The execution, delivery and performance of this Waiver shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Holder under, the Note Purchase Agreement or any of the other Note Documents.
     3.6 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     3.7 APPLICABLE LAW. THIS WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OTHER THAN THOSE OF THE STATE OF NEW YORK.
     3.8 Expenses. The Parent, the Issuer and their respective Subsidiaries agree to pay all reasonable attorneys’ fees and disbursements incurred by the Administrative Holder and the Collateral Agent in connection with (i) this Waiver, (ii) any and all waivers and amendments of the Note Purchase Agreement prior to the date hereof and (iii) all such other waivers and amendments and proposed waivers and amendments, in each case, on demand.
     3.9 Counterparts. This Waiver may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
     3.10 Note Document. This Waiver is a Note Document (as defined in the Note Purchase Agreement).

     IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DEERFIELD CAPITAL CORP.
By:	/s/ Jonathan W. Trutter
	Name:	Jonathan W. Trutter
	Title:	Chief Executive Officer

DEERFIELD & COMPANY LLC
By:	/s/ Jonathan W. Trutter
	Name:	Jonathan W. Trutter
	Title:	Chief Executive Officer

TRIARC DEERFIELD HOLDINGS, LLC, as Administrative Holder, and a Holder
By:	/s/ Nils H. Okeson
	Name:	Nils H. Okeson
	Title:	Senior Vice President

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